EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vector Group Ltd. of our report dated March 3, 2014 relating to the financial statements and financial statement schedule of Vector Tobacco Inc., which appear in Vector Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013.

Raleigh, NC
May 27, 2014